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                       Morse, Zelnick, Rose & Lander, LLP
                           450 Park Avenue, Suite 902
                            New York, New York 10022
                                 (212) 838-1188
                               Fax (212) 838-1177


                                November 26, 1996



Complete Management, Inc.
245 West 31st Street
New York, NY 10001

Dear Sirs:

         We have acted as counsel to Complete Management, Inc., a New York corporation (the "Company"), in connection with the preparation of a registration statement on Form S-1 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), to register (i) the offering by the Company of (a) 2,500,000 shares of Common Stock ("Common Shares"), (b) $25,000,000 face amount of Convertible Subordinated Debentures due 2003 (the "Debentures") (and the offering of an additional $3,750,000 face amount of Debentures if the over-allotment option is exercised in full), (c) Common Shares to be issued upon conversion of the Debentures, (d) Representatives' Warrants to purchase Common Shares (the "Warrants"), and (e) Common Shares underlying the Warrants, (ii) the offering by a selling shareholder of 500,000 Common Shares and (iii) the offering by certain additional over-allotment selling shareholders of an additional 450,000 Common Shares if the over-allotment option is exercised in full.

         In this regard, we have reviewed the Certificate of Incorporation of the Company, as amended, the Company's By-laws, resolutions adopted by the Company's Board of Directors, the Registration Statement, the proposed form of the Warrants, the proposed form of Trust Indenture, the other exhibits to the Registration Statement and such other records, documents, statutes and decisions as we have deemed relevant in rendering this opinion. Based upon the foregoing, we are of the opinion that:

         Each Common Share being offered, each Debenture being offered, the Common Shares to be issued upon conversion of the Debentures, the Warrants, and the Common Shares underlying the Warrants have been duly and validly authorized for issuance and when issued or transferred as contemplated by the Registration Statement, including Common Shares which may be issued upon conversion of the Debentures or upon exercise of the Warrants, will be legally issued, fully paid and non-assessable.

         We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under
Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder. Members of this firm or their affiliates own an aggregate of 116,194 Common Shares of the Company.

                                              Very truly yours,


                                          /s/ MORSE, ZELNICK, ROSE & LANDER, LLP